Exhibit (2)(s)(1)
CERTIFIED RESOLUTIONS
     I, Mark W. Fordyce, Treasurer and Secretary of The Cushing MLP Total Return Fund (the “Fund”), certify that the following resolutions were adopted by the Board of Trustees of the Fund at a meeting of the Board held on July 16, 2007:
RESOLVED: That each officer of the Fund is authorized on behalf of the Fund to execute and cause to be filed with the SEC such additional amendments to the Fund’s Registration Statement on Form N-2 as are deemed necessary or desirable with such changes, modifications, or amendments to the Registration Statement as the officer or officers executing the same, which execution may be by an attorney-in-fact appointed by such an officer pursuant to a power of attorney in substantially the form presented at this Meeting, may approve as necessary or desirable, such approval to be conclusively evidenced by his, her, or their execution; and
FURTHER RESOLVED: That each officer of the Fund is authorized and directed, by and on behalf of the Fund, and in its name, to execute and to cause to be filed with the SEC or any other regulator any other filings that may be required under applicable law relating to the operation of the Fund or to the offer and sale of the interests, including any amendments to any filing, and to take all other actions that are necessary or appropriate in connection with the operation of the Fund or any offering of interests for sale and in order to comply with the Securities Act of 1933 (the “1933 Act”), the Securities Exchange Act of 1934 (the “1934 Act”), the 1940 Act, or any other applicable foreign, federal or state law, including the filing of any undertakings as the officer deems necessary or appropriate.

August 24, 2007	/s/ Mark W. Fordyce

Mark W. Fordyce
Treasurer and Secretary